EXHIBIT 99.1

Global Telecom & Technology Suspends Efforts to Acquire Assets after Global Capacity Did Not Secure Required Consents

McLean, VA, May 3, 2010 — Global Telecom & Technology, Inc. (“GTT”) (OTCBB: GTLT), a leading global network integrator that provides its clients with a broad portfolio of wide-area network solutions, announced today that it suspended its efforts to acquire certain customer assets from Global Capacity, Inc.

On January 5, 2010, GTT announced that it had reached an agreement to acquire these assets from Global Capacity. The asset purchase agreement, valid until April 30, 2010, was contingent on Global Capacity’s ability to secure the required customer, supplier, FCC and debt holder consents.

Global Capacity was not able to secure the required consents, and the asset purchase agreement expired on April 30, 2010.

“Although we have suspended plans to rapidly integrate Global Capacity’s customers into our proprietary Client Management Database (CMD) platform, our strategy to scale the business through prudent M&A remains intact.” said Richard D. Calder, Jr., president and chief executive officer of GTT. “We are committed to continuing to look for opportunities to increase shareholder value through both organic growth and through acquisition.”

The Company also notes that it is now obligated to refund the proceeds of its recent $5.0 million Units offering, if those investors choose, as the proceeds were dedicated to the purchase of the Global Capacity assets. A refund will not adversely impact GTT as the proceeds were restricted pending the acquisition.

About Global Telecom & Technology
GTT is a global network integrator providing a broad portfolio of wide-area network services, dedicated internet access, and managed data services. With over 800 supplier relationships worldwide, GTT combines multiple networks and technologies such as private line, Ethernet, and MPLS to deliver cost-effective solutions specifically designed for each client’s unique requirements.  GTT enhances customer performance through its proprietary Client Management Database (CMD), which provides a comprehensive client support system for service design and quotation, rapid service implementation, and 24x7 global operations support.  Headquartered in McLean, Virginia, GTT has offices in London, Dusseldorf, and Denver and provides services to more than 700 enterprise, government, and carrier clients in over 80 countries worldwide. For more information visit the GTT website at www.gt-t.net.

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JD Darby
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jd.darby@gt-t.net

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or
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